Exhibit 10.16

STATE OF NORTH CAROLINA

COUNTY OF NEW HANOVER

CHANGE OF CONTROL AGREEMENT

THIS CHANGE OF CONTROL AGREEMENT (hereinafter referred to as this “Agreement”) is entered into as of March 22, 1999, by and between BANK OF WILMINGTON, Wilmington, North Carolina (“BOW”) and LARRY W. FLOWERS (“Officer”).

WHEREAS, Officer is employed by BOW as its Business Banking Officer in charge of Lending; and

WHEREAS, the services of Officer, Officer’s experience and knowledge of the affairs of BOW and reputation and contacts in the industry are extremely valuable to BOW; and

WHEREAS, BOW wishes to attract and retain such well-qualified executives and it is in the best interests of BOW and of Officer to secure the continued services of Officer notwithstanding any Change of Control of BOW; and

WHEREAS, BOW considers the establishment and maintenance of a sound and vital management team to be part of its overall corporate strategy and to be essential to protecting and enhancing the best interests of BOW and its shareholders; and

WHEREAS, the parties desire to enter into this Agreement to provide Officer with security in the event of a Change of Control of BOW and to insure the continued loyalty of officer during any such Change of Control in order to maximize shareholder value as well as the continued safe and sound operation of BOW.

WHEREAS, both Officer and BOW acknowledge and agree that this agreement is not an employment agreement but is limited to circumstances giving rise to a Change of Control of BOW as set forth herein.

NOW, THEREFORE, for and in consideration of the premises and mutual promises, covenants, and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereby do agree as follows:

1. Term. The initial term of this Agreement shall be for the period commencing upon the date of execution of this Agreement (the “Effective Date”) and ending three (3) calendar years from the Effective Date of this Agreement. At the end of the first twelve months from the Effective Date of this Agreement, the term shall be extended for an additional twelve (12) month period of time unless prior to the expiration of the first twelve (12) months of the term of this Agreement, BOW, through action of its Board of Directors, shall have given Officer written notice that such twelve (12) month extension shall not occur. Similarly, at the end of each twelve (12) month period of time thereafter, the term of this Agreement shall be extended an additional twelve (12) month period unless such written notice shall have been given to the Officer.

2. Payment in Certain Events.

(a) If at the Effective Date of, or at any time within twelve (12) months following, a “Change of Control”:

(i) BOW terminates Officer’s employment other than for “Cause” (as defined in Paragraph 4 below), or,

(ii) a “Termination Event” (as defined below) occurs and, thereafter, Officer voluntarily terminates his own employment with BOW in the manner described below, then (subject to the limitations set forth herein) Officer shall be entitled to receive from BOW, and BOW shall be obligated to pay or cause to be paid to Officer (i) an amount equal to one hundred percent (100%) of the base salary and short term bonus paid by BOW to Officer during the immediately preceding twelve (12) months, and, (ii) to cause the immediate vesting of all employee benefits that have been credited to Officer by virtue of Officer’s participation in any non-qualified plan and which benefits had not, as of such date, become one hundred percent (100%) vested. All such benefits under all such employment benefit plans shall be paid to Officer in accordance with the terms of such plans without regard to any provision of any such plans concerning length of time for vesting of benefits for Officer.

(b) For purposes of this Agreement, a “Termination Event” shall be deemed to have occurred if BOW’s obligations under this Agreement are not assumed (by agreement, operation of law or otherwise) by a Successor (as defined hereinafter) in connection with the transaction or event in which such Person (as defined hereinafter) or entity becomes a

Successor to BOW, or if at the Effective Date of or within twelve (12) months following a Change of Control:

(i) Officer’s executive position, duties, responsibilities or reporting responsibilities with BOW in effect at the time of the Change of Control are, as the case may be, either eliminated, diminished, lessened or diluted, unless Officer expressly agrees, in writing, to any such change;

(ii) Officer’s annual base salary rate is reduced below the amount in effect as of the Effective Date of a Change of Control or as the same shall have been increased from time to time following such Effective Date;

(iii) Officer’s life insurance, medical or hospitalization insurance, disability insurance, grants or rights under any stock option plans, stock purchase plans, deferred compensation plans, management retention plans, retirement plans, or similar plans or benefits being provided by BOW to Officer as of the Effective Date of the Change of Control are reduced in their level, scope, or coverage, or any such insurance, plans, or benefits are eliminated, unless such reduction or elimination applies proportionately to all salaried employees of BOW who participated in such benefits prior to such Change of Control; or

(iv) Officer is transferred to a job location which is more than fifty (50) miles (by most direct highway route) from his principal work location at the Effective Date of the Change of Control, without Officer’s express written consent.

A Termination Event shall be deemed to have occurred on the date such action or event is implemented or takes effect. However, notwithstanding anything contained herein to the contrary, no such action or event shall be considered a “Termination Event” if, prior to the occurrence of such event, Officer and BOW agree in writing that the same shall not be treated as a Termination Event for purposes of this Agreement

(c) For the purposes of this Agreement, a “Change of Control” shall be deemed to have occurred if:

(i) any “Person” or “Group” (as defined in or pursuant to Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), but not including BOW, or any “employee benefit plan” (as defined in or pursuant to the Employee Retirement Income Security Act of 1974, 29 U.S.C. §1002(3), and as used herein

“Person” or “Group”) becoming the “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act) or otherwise acquiring control, directly or indirectly, of securities of BOW representing twenty-five percent (25%) or more of the voting power of BOW’s then outstanding securities; (ii) the acquisition by any Person or Group in any manner of the ability to elect, or to control the election, of a majority of the directors of BOW; (iii) the merger of BOW into another entity, the merger of any entity into BOW or the acquisition of assets by BOW, in any such case with the result that the beneficial owners of BOW’s outstanding securities immediately prior to such transaction do not beneficially own more than sixty percent (60%) of BOW’s outstanding securities after the consummation of such transaction; (iv) the sale or other transfer of more than fifty percent (50%) of the assets of BOW to any entity not controlled by BOW; (v) the consummation of any transaction by BOW that results (A) in the majority of the Board of Directors of BOW after the consummation of such transaction not being composed of Incumbent Directors, or (B) the beneficial owners of BOW’s outstanding securities immediately prior to the consummation of such transaction not beneficially owning more than sixty percent (60%) of BOW’s outstanding securities after such transaction; or (vi) the occurrence of any other event or circumstance which is not described in the foregoing provisions of this Section 2(c) but which the Board determines affects control of BOW and constitutes a Change of Control for purposes of this Agreement. The term “Incumbent Director” shall mean any director who as of the date of execution of this Agreement was a member of the Board, or any individual becoming a member of the Board subsequent to the date of execution of this Agreement whose election by BOW shareholders was recommended by at least two-thirds (2/3) of the then Incumbent Directors on the Board.

Notwithstanding the other provisions of this Paragraph 2, for purposes of this Agreement, the term “Change of Control” shall not include a transaction approved by BOW’s Board of Directors which results in BOW merging with, transferring its assets to, or becoming the subsidiary of, a corporation newly formed at the direction of BOW’s Board of Directors for the purpose of such transaction or serving as a bank holding company for BOW, and in connection with which transaction BOW’s shareholders (other than those who exercise statutory rights of dissent and appraisal) become the holders of substantially all of the voting stock of such corporation. Further, notwithstanding the other provisions of this Paragraph 2, a transaction or event shall not be considered a Change of Control if, prior to the consummation or occurrence of such transaction or event, Officer and BOW agree in writing that the same shall not be treated as a Change of Control for purposes of this Agreement.

(d) For purposes of this Agreement, all references to “BOW” shall include any “Successor” (as defined below) to BOW which shall have assumed and become liable for BOW’s obligations hereunder (whether such assumption is by agreement, operation of law or otherwise). “Successor” refers to any Person or entity (corporate or otherwise) into or with which BOW (or any such Successor) shall be merged or consolidated or to which all or substantially all of BOW’s (or any such Successor’s) assets shall be transferred in any manner.

(e) If Officer’s employment is terminated by BOW without Cause prior to the effective time of a Change of Control but following the date on which the Board of Directors of BOW takes action to approve an agreement (including any definitive agreement or an agreement in principle) relating to a Change of Control, then, for purposes of this Agreement, such termination of employment shall be deemed to have occurred at the effective time of the Change of Control.

(f) Cash amounts payable pursuant to this Paragraph 2 shall be paid in one lump sum payment which shall be due and payable by BOW within forty-five (45) days following the “Termination Date” (as defined below) or twelve (12) equal monthly payments as determined by the Officer. For purposes of this Agreement, the ‘Termination Date” will be the effective date of any termination of Officer’s employment which gives rise to BOW’s payment obligation under this Paragraph 2 (whether such termination is effected by BOW without Cause or voluntarily by Officer following the occurrence of a Termination Event).

(g) In order to become entitled to any payments under this Paragraph 2 on account of a Termination Event, Officer must effectively terminate his employment with BOW within twelve (12) months following the date of occurrence of such Termination Event. For purposes of this Agreement, the Termination Date relating to Officer’s voluntary termination of his employment following such a Termination Event shall be the date of delivery by Officer to BOW (or to any Successor) of a written notice of termination which describes the Change of Control and Termination Event which have occurred. If the Officer does not so terminate his employment with BOW within such twelve (12) month period, the Officer shall thereafter have no further rights hereunder with respect to that Termination Event, but shall retain rights, if any, hereunder with respect to any other Termination Event occurring within twelve (12) months following the Change of Control and as to which such period has not expired.

(h) It is the intent of the parties hereto that all payments made pursuant to this Agreement be deductible by BOW for federal income tax purposes and not result in the imposition of an excise tax on Officer. Notwithstanding anything contained in this Agreement to the contrary, any payments to be made to or for the benefit of Officer which constitute “parachute payments” as that term is defined in Section 280G of the Internal Revenue Code of 1986 (the “Code”), shall be modified or reduced to the extent necessary to avoid the imposition of an excise tax on Officer under Section 4999 of the Code or the disallowance of a deduction to BOW under Section 280G of the Code.

(i) In the event any dispute shall arise between the Officer and BOW as to the terms or interpretation of this Agreement, including this Paragraph 2, whether instituted by formal legal proceedings, arbitration, or otherwise, including any action taken by the Officer to enforce the terms of this Paragraph 2 or in defending against any action taken by BOW, BOW shall reimburse the Officer for all costs and expenses, proceedings or actions, in the event the Officer prevails in any such action.

3. Exclusions. Notwithstanding anything contained herein to the contrary, it is expressly understood and agreed by Officer that:

(a) Officer shall not be entitled to any payments under this Agreement in the event (i) BOW terminates Officer’s employment for Cause, or (ii) Officer voluntarily terminates his employment with BOW other than as provided in Paragraph 2(g) above, or (iii) Officer’s employment with BOW terminates or is terminated due to his death, “Retirement” (as defined below), or “Disability” (as defined below); and,

(b) Officer’s employment with BOW is on an “at will” basis and this Agreement does not constitute an employment contract or an agreement by BOW to employ Officer for any particular period of time or in any particular capacity. Nothing in this Agreement is intended or should be interpreted to confer upon Officer the right to continue in the employ of BOW or to interfere with or restrict in any way the right of BOW to discharge Officer or terminate his employment at any time or for any reason whatsoever, with or without Cause, and without any obligation or liability to Officer except as herein provided, it being the intent of the parties hereto only to provide for payment of the severance benefits specified herein in the event of the termination of Officer’s employment with BOW under the circumstances set forth herein.

4. Other Definitions.

(a) For purposes of this Agreement, BOW shall have “Cause” to terminate Officer’s employment as a result of:

(i) Officer’s continued failure (following reasonable notice of such failure and an opportunity to correct performance deficiencies) to perform or discharge the duties of his employment in a reasonably competent and satisfactory manner, or a determination by BOW, in good faith, that Officer is engaging or has engaged in willful misconduct or conduct which is detrimental to the business prospects of BOW or which has had or likely will have a material adverse effect on BOW’s business or reputation;

(ii) The violation by Officer of any applicable federal or state law, or any applicable rule, regulation, order or statement of policy promulgated by any governmental agency or authority having jurisdiction over BOW or any of its affiliates or subsidiaries (any of the foregoing being hereinafter referred to as a “Regulatory Authority”, which will include, without limitation, the Federal Deposit Insurance Corporation, the North Carolina Banking Commissioner, the North Carolina Banking Commission, the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of Richmond, or any other banking regulator), which results from Officer’s gross negligence, willful misconduct or intentional disregard of such law, rule, regulation, order or statement of policy and results in any substantial damage, monetary or otherwise, to BOW or any of its affiliates or subsidiaries or to their reputation;

(iii) The commission in the course of Officer’s employment with BOW of an act of fraud, embezzlement, theft or proven personal dishonesty (whether or not resulting in criminal prosecution or conviction);

(iv) The conviction of Officer of any felony or any criminal offense involving dishonesty or breach of trust, or the occurrence of any event described in Section 19 of the Federal Deposit Insurance Act or any other event or circumstance which disqualifies Officer from serving as an employee or executive officer of, or a party affiliated with, BOW; or, in the event Officer becomes unacceptable to, or is removed, suspended or prohibited from participating in the conduct of BOW’s affairs (or if proceedings for that purpose are commenced) by, any Regulatory Authority; or

(v) The occurrence of any event believed by BOW, in good faith, to have resulted in Officer being excluded from coverage, or having coverage limited as to Officer as compared to other covered officers or employees, under BOW’s then current “blanket bond” or other fidelity bond or insurance policy covering its directors, officers or employees.

(b) “Disability” means the absence of Officer from his employment duties on a full-time basis for one hundred eighty (180) consecutive business days as a result of incapacity due to physical or mental illness or injury (subject to BOW’s obligations and Officer’s rights under (i) Title I of the Americans with Disabilities Act, §504 of the Rehabilitation Act, and the Family and Medical Leave Act, and to (ii) the vacation leave, disability leave, sick leave and any other leave policies of BOW).

(c) “Retirement” means Officer’s retirement (whether early, normal or delayed retirement) under the terms of any retirement benefit plan generally applicable to BOW’s salaried employees.

5. Regulatory Requirements. Notwithstanding anything contained in this Agreement to the contrary, it is understood and agreed that BOW (or any of its successors in interest) shall not be required to make any payment or take any action under this Agreement if: (a) BOW is declared by any Regulatory Authority to be insolvent, in default or operating in an unsafe or unsound manner, or if

(b) in the opinion of counsel to BOW such payment or action (i) would be prohibited by or would violate any provision of state or federal law applicable to BOW, including without limitation, the Federal Deposit Insurance Act as now in effect or hereafter amended, (ii) would be prohibited by or would violate any applicable rules, regulations, orders or formal statements of policy, whether now existing or hereafter promulgated, of any Regulatory Authority, or (iii) otherwise is prohibited by any Regulatory Authority.

6. Termination of Agreement. Notwithstanding anything contained herein to the contrary, this Agreement automatically shall terminate and become null and void upon any termination of Officer’s employment with BOW other than a termination of employment which results in BOW’s payment obligation provided for under Paragraph 2(a) above. Following any such termination of this Agreement, it shall be of no further force or effect and Officer shall have no further rights hereunder.

7. Successors and Assigns. This Agreement shall inure to the benefit of and be binding on Officer and his heirs, successors and assigns, and on BOW and any corporate or other successor to BOW which shall acquire, directly or indirectly, by conversion, merger, consolidation, purchase, share exchange, or otherwise, all or substantially all of the assets of BOW. BOW shall cause its obligations under this Agreement to be expressly assumed by any Person or entity that becomes a Successor to BOW. However, BOW’s failure to obtain any such express assumption shall have no effect on the obligations of any such Successor to the extent that such Successor is deemed to have assumed and become liable for BOW’s obligations hereunder by operation of law. Notwithstanding anything contained herein to the contrary, in no event may Officer transfer or assign his rights under this Agreement to any other person without the prior written consent of BOW.

8. Modification; Waiver; Amendments. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Officer and BOW, except as herein otherwise provided. No waiver by either party hereto, at any time, of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No amendments or additions to this Agreement shall be binding unless in writing and signed by both parties, except as herein otherwise provided.

9. Applicable Law. This Agreement shall be governed in all respects, whether as to validity, construction, capacity, performance, or otherwise, by the laws of North Carolina, except to the extent that federal law shall be deemed to apply. The parties hereto agree that any action relating to this Agreement shall be instituted and prosecuted in the Courts of New Hanover County, North Carolina, and each party hereto does hereby waive any and all defenses relating to venue and jurisdiction over the person.

10. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

IN TESTIMONY WHEREOF, BOW has caused this instrument to be executed under seal and in such form as to be binding, all by authority of its Board of Directors first duly given; and the individual party hereto has set said party’s hand hereto and has adopted as said party’s seal the typewritten word “SEAL” appearing beside said party’s name, this the day and year first above written.

BANK OF WILMINGTON

By:	/s/ J. M. COBURN
Chairman

ATTEST:

/s/ MICHELLE SOUTHERLAND
Corporate Secretary

/s/ LARRY W. FLOWERS	(SEAL)
Officer

STATE OF NORTH CAROLINA

COUNTY OF NEW HANOVER

AMENDMENT NO. 1 TO

CHANGE OF CONTROL AGREEMENT

THIS AMENDMENT NO. 1 TO CHANGE OF CONTROL AGREEMENT (the “Amendment”) is made and entered into as of this 21 day of March, 2002, by and between BANK OF WILMINGTON, Wilmington, North Carolina (“BOW”) and LARRY W. FLOWERS (the “Officer”).

WHEREAS, BOW and the Officer previously entered into a Change of Control Agreement dated as of March 22, 1999 (the “Agreement”) under which BOW agreed to make certain payments to the Officer in the event that, during the term of the Agreement, the Officer’s employment with BOW is terminated under certain circumstances described therein in conjunction with a “Change of Control” as defined therein; and,

WHEREAS, BOW and the Officer have mutually agreed to modify the Agreement as described herein.

NOW, THEREFORE, in consideration of the premises and the mutual agreements of the parties, and for other good and valuable considerations to each given by the other, BOW and the Officer mutually agree that the Agreement be, and it hereby is, modified and amended as follows:

1. The text of Paragraph 2 (a)(ii) of the Agreement is deleted in its entirety and the following new text is inserted in its place and stead:

“(ii) a “Termination Event” (as defined below) occurs and, thereafter, Officer voluntarily terminates his own employment with BOW in the manner described below, then (subject to the limitations set forth herein) Officer shall be entitled to receive from BOW, and BOW shall be obligated to pay or cause to be paid to Officer (i) an amount equal to two hundred percent (200%) of the base salary and short term bonus paid by BOW to Officer during the immediately preceding twelve (12) months, and, (ii) to cause the immediate vesting of all employee benefits that have been credited to Officer by virtue of Officer’s participation in any non-qualified plan and which benefits had not, as of such date, become one hundred percent (100%) vested. All such benefits under all such employment benefit plans shall be paid to Officer in accordance with the terms of such plans without regard to any provision of any such plans concerning length of time for vesting of benefits for Officer.”

2. The text of Paragraph 2(f) of the Agreement is deleted in its entirety and the following new text is inserted in its place and stead:

“(f) Cash amounts payable pursuant to this Paragraph 2 shall be paid in one lump sum payment which shall be due and payable by BOW within forty-five (45) days following the “Termination Event” (as defined below) or twenty-four (24) equal monthly payments as determined by the Officer. For purposes of this Agreement, the “Termination Date” will be the effective date of any termination of Officer’s employment which gives rise to BOW’s payment obligation under this Paragraph 2 (whether such termination is effected by BOW without Cause or voluntarily by Officer following the occurrence of a Termination Event).”

3. Except as modified and amended as expressly described above, the Agreement shall be and remain in full force and effect in accordance with its original terms.

IN TESTIMONY WHEREOF, BOW has caused this Amendment to be executed under seal and in such form as to be binding, all by authority of its Board of Directors first duly given, and the Officer has executed this Amendment and adopted as his or her seal the typewritten work “SEAL” appearing beside his or her name, all as of this the day and year first above written.

BANK OF WILMINGTON

[Corporate Seal]	By:	/s/ JOHN CAMERON COBURN
John Cameron Coburn President and Chief Executive Officer

ATTEST:-

/s/ MICHELLE SOUTHERLAND
Secretary

OFFICER:

	/s/ LARRY W. FLOWERS	(SEAL)
Larry W. Flowers

2

AMENDMENT NO. 2 OF CHANGE OF CONTROL AGREEMENT

This AMENDMENT NO. 2 OF CHANGE OF CONTROL AGREEMENT (this “Amendment”) is entered into as of this 23 day of June, 2005 by and between Bank of Wilmington, a North Carolina bank, and Larry W. Flowers, its Executive Vice President and Chief Credit Officer (the “Officer”).

WHEREAS, the Officer and Bank of Wilmington entered into a Change of Control Agreement dated as of March 22, 1999, which agreement was amended by Amendment No. 1 in March 2002 (as amended, the “Change of Control Agreement”),

WHEREAS, the parties desire now to amend certain provisions of the Change of Control Agreement, consistent with the terms of section 8 of that agreement, and

WHEREAS, the parties intend that the amendments of the Change of Control Agreement made by this Amendment shall become effective immediately, and that the Change of Control Agreement shall, as amended, remain in full force and effect according to its terms.

NOW THEREFORE, in consideration of these premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.

1. Paragraph 2(a), clause (ii). Clause (ii) of Paragraph 2(a) of the Change of Control Agreement, reproduced below but with the text struck through, shall be deleted in its entirety and replaced by a new clause (ii) of Paragraph 2(a).

(ii) a “Termination Event” (as defined below) occurs and, thereafter, Officer voluntarily terminates his own employment with BOW in the manner described below, then (subject to the limitations set forth herein) Officer shall be entitled to receive from BOW, and BOW shall be obligated to pay or cause to be paid to Officer (i) an amount equal to two hundred percent (200%) of the base salary and short term bonus paid by BOW to Officer during the immediately preceding twelve (12) months, and, (ii) to cause the immediate vesting of all employee benefits that have been credited to Officer by virtue of Officer’s participation in any non-qualified plan and which benefits had not, as of such date, become one hundred percent (100%) vested. All such benefits under all such employment benefit plans shall be paid to Officer in accordance with the terms of such plans without regard to any provision of any such plans concerning length of time for vesting of benefits for Officer.

The following new clause (ii) of Paragraph 2(a) shall replace the deleted clause (ii) of Paragraph 2(a).

(ii) a “Termination Event” (as defined below) occurs and, thereafter, Officer voluntarily terminates his own employment with BOW in the manner described below, then (subject to the limitations set forth herein) Officer shall be entitled to receive from BOW, and BOW shall be obligated to pay or cause to be paid to Officer (a) an amount equal to 200% of the base salary and short term bonus paid by BOW to Officer during the immediately preceding 12 months, and (b) specific change-in-control benefits Officer is entitled to under any non-qualified plan in which Officer participates, and (c) if any non-qualified plan in which Officer participates fails to specify change-in-control benefits, then Officer shall be immediately vested in all employee benefits that have been credited to Officer by virtue of Officer’s participation in the non-qualified plan and which benefits had not, as of such date, become 100% vested. All such benefits under all such employment benefit plans shall be paid to Officer in accordance with the terms of such plans without regard to any provision of any such plans concerning length of time for vesting of benefits for Officer.

2. Paragraph 2(f). Paragraph 2(f) of the Change of Control Agreement, reproduced below but with the text struck through, shall be deleted in its entirety and replaced by a new Paragraph 2(f).

(f) Cash amounts payable pursuant to this Paragraph 2 shall be paid in one lump sum payment which shall be due and payable by BOW within forty-five (45) days following the “Termination Event” (as defined below) or twenty-four (24) equal monthly payments as determined by the Officer. For purposes of this Agreement, the “Termination Date” will be the effective date of any termination of Officer’s employment which gives rise to BOW’s payment obligation under this Paragraph 2 (whether such termination is effected by BOW without Cause or voluntarily by Officer following the occurrence of a Termination Event).

The following new Paragraph 2(f) shall replace the deleted Paragraph 2(f).

(f) BOW shall pay to the Officer cash amounts payable under this Paragraph 2 in one lump sum within three days after the Officer’s “Termination Date.” For purposes of this Agreement, the “Termination Date” will be the effective date of any termination of Officer’s employment which gives rise to BOW’s payment obligation under this Paragraph 2 (whether such termination is effected by BOW without Cause or voluntarily by Officer following the occurrence of a Termination Event.)

3. Paragraph 2(h). Paragraph 2(h) of the Change of Control Agreement, reproduced below but with the text struck through, shall be deleted in its entirety.

(h) It is the intent of the parties hereto that all payments made pursuant to this Agreement be deductible by BOW for federal income tax purposes and not result in the imposition of an excise tax on Officer. Notwithstanding anything contained in this Agreement to the contrary, any payments to be made to or for the benefit of Officer which constitute “parachute payments” as that term is defined in Section 280G of the Internal Revenue Code of 1986 (the “Code”), shall be modified or reduced to the extent necessary to avoid the imposition of an excise tax on Officer under Section 4999 of the Code or the disallowance of a deduction to BOW under Section 280G of the Code.

4. Deletion of Paragraph 2(i). Paragraph 2(i) of the Change of Control Agreement, reproduced below but with the text struck through, shall be deleted in its entirety.

(i) In the event any dispute shall arise between the Officer and BOW as to the terms or interpretation of this Agreement, including this Paragraph 2, whether instituted by formal legal proceedings, arbitration, or otherwise, including any action taken by the Officer to enforce the terms of this Paragraph 2 or in defending against any action taken by BOW, BOW shall reimburse the Officer for all costs and expenses, proceedings or actions, in the event the Officer prevails in any such action.

5. New Paragraph 11. A new Paragraph 11 shall be added to the Change of Control Agreement, as follows.

11. Payment of Legal Fees after a Change in Control Occurs. BOW is aware that after a Change of Control management could cause or attempt to cause BOW to refuse to comply with the obligations under this Agreement, or could institute or cause or attempt to cause BOW to institute litigation seeking to have this Agreement declared unenforceable, or could take or attempt to take other action to deny the Officer the benefits intended under this Agreement. In these circumstances the purpose of this Agreement would be frustrated. It is BOW’s intention that the Officer not be required to incur the expenses associated with the enforcement of his rights under this Agreement, whether by litigation or other legal action, because the cost and expense thereof would substantially detract from the benefits intended to be granted to the Officer hereunder. It is BOW’s intention that the Officer not be forced to negotiate settlement of his rights under this Agreement under threat of incurring expenses. Accordingly, if after a Change of Control occurs it appears to the Officer that (a) BOW has failed to comply with any of its obligations under this Agreement, or (b) BOW or any other person has taken any action to declare this Agreement void or unenforceable, or instituted any litigation or other legal action designed to deny, diminish, or to recover from the Officer the benefits intended to be provided to the Officer hereunder, BOW irrevocably authorizes the Officer from time to time to retain counsel of his choice, at BOW’s expense as provided in this Paragraph 11, to represent the Officer in connection with the initiation or defense of any litigation or other legal action, whether by or against BOW or any director, officer, stockholder, or other person affiliated with BOW, in any jurisdiction. Notwithstanding any existing or previous attorney-client relationship between BOW and any counsel chosen by the Officer under this Paragraph 11, BOW irrevocably consents to the Officer entering into an attorney-client relationship with that counsel, and BOW and the Officer agree that a confidential relationship shall exist between the Officer and that counsel. The fees and expenses of counsel selected from time to time by the Officer as provided in this section shall be paid or reimbursed to the Officer by BOW on a regular, periodic basis upon presentation by the Officer of a statement or statements prepared by such counsel in accordance with such counsel’s customary practices, up to a maximum aggregate amount of $100,000, whether suit be brought or not, and whether or not incurred in trial, bankruptcy, or appellate proceedings. BOW’s obligation to pay the Officer’s legal fees provided by this Paragraph 11 operates separately from and in addition to any legal fee reimbursement obligation BOW may have with the Officer under any separate severance, employment, salary continuation, or other agreement. Anything in this Paragraph 11 to the contrary notwithstanding however, BOW shall not be required to pay or reimburse the Officer’s legal expenses if doing so would violate section 18(k) of the Federal Deposit Insurance Act [12 U.S.C. 1828(k)] and Rule 359.3 of the Federal Deposit Insurance Corporation [12 CFR 359.3].

6. Counterparts. This Amendment may be executed in one or more counterparts, each of will be deemed an original, but all of which taken together will constitute one and the same document.

7. Change of Control Agreement Remains in Force. As modified and amended by this Amendment, the Change of Control Agreement remains in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, this Amendment No. 2 of Change of Control Agreement has been executed by Larry W. Flowers and by Bank of Wilmington as of the date first written above.

THE OFFICER	BANK OF WILMINGTON

/s/ LARRY W. FLOWERS	By:	/S/ CAMERON COBURN
Larry W. Flowers	Its:	Chairman, President and CEO